Exhibit 99.1
Front Range Capital Corporation Issues New Trust Preferred Securities and Announces Redemption of Former Trust Preferred Securities
PRESS RELEASE Contact: Alice Voss, Chief Financial Officer, (303) 926-0300
FOR IMMEDIATE RELEASE
Louisville, CO — November 10, 2005. Front Range Capital Corporation (the “Company”), the parent company of Heritage Bank, today reports that on November 8, 2005, its newly-formed subsidiary business trust, Front Range Capital Trust II, completed the issuance and sale of Fixed/Floating Rate Capital Securities with an aggregate principal amount of $9,200,000 (“Trust II Preferred Securities”). The Trust II Preferred Securities mature on February 23, 2036, are redeemable at the Company’s option beginning February 23, 2011 and require quarterly distributions of interest by the trust to the holder of the Trust II Preferred Securities. Distributions will be payable quarterly at a fixed interest rate equal to 8.50% per annum through February 23, 2011 and then will be payable at a variable interest rate equal to the LIBOR plus 3.45% per annum. The trust simultaneously issued 285 of the trust’s common securities to the Company for a purchase price of $285,000, which constitute all of the issued and outstanding common securities of the trust. The proceeds from the offering of the Trust II Preferred Securities will be used to redeem the Trust I Preferred Securities, as defined and discussed below.
On November 10, 2005, the Company gave notice to Wilmington Trust Company, as property trustee, that it will redeem on December 28, 2005, all $9,485,000 aggregate principal amount of the 11% junior subordinated debentures due 2030 (the “Debentures”) held by the Company’s subsidiary business trust, Front Range Capital Trust I. As a result of the redemption of the Debentures, such trust will redeem the 11% Cumulative Preferred Securities (AMEX: FNG.Pr) issued on December 28, 2000 (“Trust I Preferred Securities”), which are guaranteed by the Company. The redemption will cover the entire issue of the Trust I Preferred Securities due 2030. As the Trust I Preferred Securities are being redeemed at par, security holders will receive $8.00 per Trust I Preferred Security held plus accumulated and unpaid distributions to the redemption date. The property trustee will notify the holders of the Trust I Preferred Securities of the redemption and provide instructions.
When the Trust I Preferred Securities are redeemed, the Company plans to deregister such Trust I Preferred Securities and suspend its reporting obligations under the Securities Exchange Act of 1934, as amended. In addition, the Trust I Preferred Securities will no longer be listed on the AMEX. The Company’s outstanding common stock and preferred stock and the Trust II Preferred Securities are not publicly traded or registered with the SEC.
According to William Mitchell, the Company’s Chief Executive Officer, “After careful consideration, our board of directors decided to take this action because we believe that the advantages of continuing as a public company are far outweighed by the disadvantages.” The board of directors considered several factors in making this decision including, but not limited to:
•	the limited number of stockholders of record,

•	the significant expense of maintaining the listing of the Trust I Preferred Securities on the AMEX, including compliance with the Securities Exchange Act of 1934, as amended, and the provisions added by the Sarbanes-Oxley Act of 2002, and

•	the nature and extent of the trading of the Company’s securities.
The board of directors concluded that in light of the lack of an active trading market for the Company’s securities and the Company’s intent not to access the public capital markets for its foreseeable financing needs, the advantages of being a public company are outweighed by the significant accounting, legal and administrative costs associated with the reporting requirements for public companies. The board of directors believes that deregistration and delisting from the AMEX will result in significant savings to the

Company and permit management to focus more completely on the Company’s business. Mitchell concluded, “Based on the expected cost and time savings, the Company believes that it will be better positioned as a private company to enhance long-term shareholder value.” The Company intends to continue to report to its stockholders in accordance with Colorado law and its Bylaws and to engage an independent accounting firm to perform an annual audit of the Company’s financial statements.
This press release contains certain forward-looking statements. The reader of this press release should understand that all such forward-looking statements are subject to various uncertainties and risks that could affect their outcome. The Company’s actual results could differ materially from those suggested by such forward-looking statements.
Front Range Capital Corporation and Heritage Bank are headquartered in new administrative offices in Broomfield, Colorado, southeast of Boulder along the Denver-Boulder business corridor. Heritage Bank has 13 full-service branches in the Denver-Boulder metropolitan area and plans to open one additional branch in the second half of 2006. The Bank also offers investment services through its investment division, Heritage Investments, and mortgage loans through its mortgage division, Heritage Bank Mortgage Division.